Filed Pursuant to Rule 433
Registration Nos. 333-224689 and 333-224689-01

$750MM Synchrony Card Issuance Trust SynchronySeries Class A(2019-1)

JT-Leads: BofAML(struc), Citi, MUFG

C0-Mgrs: Castle Oak, Scotia, SG, Wells

CLS	AMT(MM)	S/F	WAL	E.FNL	L.FNL	BENCH	SPREAD	YLD	CPN	$PRICE
A	$750.000	AAA/AAA	3.00	03/15/22	03/17/25	IntS	+44	2.970	2.95	99.99487

Expected Pricing : PRICED	Registration : SEC Reg
Expected Settle : 03/15/19	Expected Ratings : S&P/Fitch
First Payment Date: 04/15/19	Erisa Eligible : Yes
Bill & Deliver : BofAML	Min Denoms : $10k x $1k
CUSIP : 87166PAE1	BBERG TICKER : SYNIT 2019-A1

Available Information:
* Preliminary Prospectus
* Ratings FWP

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_request@baml.com. The securities may not be suitable for all investors. Merrill Lynch, Pierce, Fenner & Smith, Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.